                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                 Under the Securities and Exchange Act of 1934
                                Amendment No. 5


                         American Safety Razor Company
                      -----------------------------------------
                                (Name of Issuer)



                         Common Stock, $.01 par value
                        -------------------------------------
                         (Title of Class of Securities)



                                   029362100
                                 ------------------
                                 (CUSIP Number)



     Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                         (Continued on following pages)

---------------------
CUSIP NO.
029362100
---------------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

                        New York
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
                ---------------------------------
Owned By        6  Shared Voting Power
Each
Reporting              564,000
                ---------------------------------
Person With     7  Sole Dispositive Power

                       0
                ---------------------------------
               8    Shared Dispositive Power

                       564,000
                ---------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        564,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

        4.7%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

         BD-PN-IA
--------------------------------------------------------------------------------

                               Page 2 of 6 Pages

---------------------
CUSIP NO.
029362100
---------------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

Delaware
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
                ---------------------------------
Owned By        6  Shared Voting Power
Each
Reporting              564,000
                ---------------------------------
Person With     7  Sole Dispositive Power

                       0
                ---------------------------------
               8    Shared Dispositive Power

                       564,000
                ---------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         564,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

         4.7%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

         HC-PN
--------------------------------------------------------------------------------

                               Page 3 of 6 Pages

---------------------
CUSIP NO.
029362100
---------------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     Goldman Sachs Equity Portfolios, Inc. on behalf
     Goldman Sachs Small Cap Equity Fund
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

          Maryland
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
                ---------------------------------
Owned By        6  Shared Voting Power
Each
Reporting              410,400
                ---------------------------------
Person With     7  Sole Dispositive Power

                       0
                ---------------------------------
                8  Shared Dispositive Power

                       410,400
                ---------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         410,400
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

         3.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

         IC
--------------------------------------------------------------------------------

                               Page 4 of 6 Pages

     Item 4.     Ownership.

           (a).  Amount beneficially owned:
                 See the responses(s) to Item 9 on the attached cover pages(s).

           (b).  Percent of class:
                 See the response(s) to Item 11 on the attached cover pages(s).

           (c).  Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote:
                              See the response(s) to Item 5 on the attached cover page(s).

                 (ii)  Shared power to vote or direct the vote:
                              See the response(s) to Item 6 on the attached cover page(s).

                 (iii) Sole power to dispose or to direct the disposition of:
                              See the response(s) to Item 7 on the attached cover page(s).

                 (iv)  Shared power to dispose or to direct the disposition of:
                              See the response(s) to Item 8 on the attached cover page(s).


     Item 5.     Ownership of Five Percent or Less of a Class.
                         October 29,1996


     Item 10.    Certification.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 5 of 6 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  November 10, 1996



GOLDMAN SACHS EQUITY PORTFOLIOS,        THE GOLDMAN SACHS GROUP, L.P.
INC. on Behalf of Goldman Sachs Small
Cap Equity Fund                         By:/s/ David B. Ford
                                        ---------------------------------------
                                        Name: David B. Ford
By:/s/ Michael J. Richman               Title:  General Partner
   --------------------------------
Name: Michael J. Richman
Title: Secretary                        GOLDMAN, SACHS & CO.

                                        By:/s/ David B. Ford
                                        ---------------------------------------
                                        Name: David B. Ford
                                        Title:  General Partner

                               Page 6 of 6 Pages